EX-99.J


CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 19, 2002, relating to the financial statements and financial highlights which appears in the June 30, 2002 Annual Report to Shareholders of The Bramwell Funds, Inc. (comprised of the Bramwell Growth Fund and the Bramwell Focus Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Other Services", "Experts", "Financial Statements" and "Financial Highlights" in such Registration Statement.




PricewaterhouseCoopers LLP


Milwaukee, Wisconsin

October 28, 2002